Exhibit 23.2


KPMG Peat Marwick LLP

1600 Market Street
Philadelphia, PA 19103-7212




The Board of Directors
Willow Grove Bank:


We consent to the use of our reports included herein and to the reference to our firm under the heading of "Experts", "Legal and Tax Opinions", and "Effects of Reorganization-Tax Effects", in the prospectus of Willow Grove Bancorp, Inc., which is a part of the Registration Statement on Pre-effective Amendment No. 1 to Form S-1 for Willow Grove Bancorp, Inc. and a part of Amendment No. 1 to Form MHC-1 and Amendment No. 1 to Form MHC-2 for Willow Grove Bank.

We also consent to the inclusion herein of our tax opinion dated October 30, 1998, relating to the Pennsylvania income tax implications of the reorganization.


       /s/ KPMG Peat Marwick LLP


October 30, 1998
Philadelphia, Pennsylvania